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                                                                  EXHIBIT 23(a)

                              ACCOUNTANTS' CONSENT


The Board of Directors
Tenet Healthcare Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Tenet Healthcare Corporation of our reports dated July 27, 1999, relating to the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1999, and the related schedule, which reports appear or are incorporated by reference in the May 31, 1999 annual report on Form 10-K of Tenet Healthcare Corporation.

                                            /s/ KPMG LLP

Dallas, Texas
July 13, 2000